Contact: Robert E. Rout

Senior Executive Vice President,

Chief Financial Officer

and Secretary

724-465-1487

TO BE RELEASED:

8:30 a.m., Tuesday, October 18, 2005

S&T Bancorp, Inc. Announces Increased Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ:STBA) today announced increased earnings for the quarter and year-to-date 2005. Diluted earnings per share were $0.54 in the third quarter of 2005 as compared to $0.50 for the third quarter of 2004, representing an 8 percent increase. Net income was

$14.4 million in the third quarter of 2005, as compared to $13.3 million for the same period of 2004.

Annualized return on average assets and return on average equity was 1.84 percent and 16.22 percent,

respectively, for the three months ended September 30, 2005, compared to 1.76 percent and

15.84 percent for the three months ended September 30, 2004.

For the nine months ended September 30, 2005, net income totaled $43.7 million, and diluted earnings per share were $1.63, compared to $39.8 million of net income and $1.49 diluted earnings per share for the nine months ended September 30, 2004. This performance represents a 10 percent and 9 percent increase, respectively, over the prior year. Annualized return on average assets and return on average equity for the nine months ended September 30, 2005 were 1.91 percent and 16.64 percent, respectively,

compared to 1.79 percent and 15.86 percent for the same period in 2004.

James C. Miller, chairman and chief executive officer commented, "I am pleased with the progress made this quarter in our core revenue areas of net interest income and noninterest income. The noninterest income growth and a reasonably stable net interest margin are especially helpful during this period of rising short-term interest rates and a relatively flat yield curve."

Net interest income, on a fully taxable equivalent basis, increased by approximately $1.4 million or

5 percent for the third quarter of 2005 as compared to the same period of 2004. Net interest income on a fully taxable equivalent basis for the nine months ended September 30, 2005 was $87.1 million, a

5 percent increase compared to the nine months ended September 30, 2004. The net interest margin, on a fully taxable equivalent basis for 2005, was 4.03 percent, 4.10 percent and 4.07 percent for the third quarter, second quarter and nine months ended September 30, respectively. For the same periods in

2004, the net margin was 3.96 percent, 3.97 percent and 3.97 percent, respectively.

Earning assets have increased $80.8 million over the past 12 months, primarily driven by a

$110.1 million or 6 percent increase in commercial lending. Investment securities were reduced over the same 12-month period by $37.2 million. Deposits increased $227.4 million or 11 percent over the same period primarily from the success of the Green Plan savings account.

Miller stated, "Our success in developing our relationship banking strategy is particularly helpful in growing our business. Providing related services to our customer base, such as wealth management,

cash management, insurance and retail-related products, has contributed to improvements in noninterest revenues. Our Green Plan savings account has grown to $403.3 million since its introduction in August

2004. The Green Plan account is indexed to the Federal Reserve Fed Funds Target Rate and complements our asset sensitive balance sheet and growing portfolio of variable rate loans very well from an asset/liability management perspective."

Noninterest revenue, excluding investment security gains, increased 14 percent or $2.9 million for the nine-month period ended September 30, 2005, as compared to the same year ago period, primarily due to revenue increases in wealth management, insurance, letters of credit and debit/credit card activities.

Investment security gains for the first nine months of 2005 were $3.8 million, a $0.6 million decrease from the same period of 2004 due to limited market opportunities this period. The equity securities portfolio has a market value of $66.4 million and net unrealized gains of $21.8 million at

September 30, 2005 as compared to values of $74.6 million and $27.7 million, respectively, at

December 31, 2004.

Noninterest expense increased $1.9 million or 4 percent for the first nine months of 2005 as compared to the 2004 period. Salaries and employee benefit expense increased $1.3 million, or 5 percent, for the first nine months of 2005 as compared to the 2004 period due to the impact of normal merit increases and the addition of 11 average full-time equivalent staff to implement new strategic initiatives and to expand retail facilities. Occupancy, equipment and data processing expenses increased $0.9 million during the

2005 year-to-date period as a result of facility restructurings and additions which included the loss on the sale of an obsolete branch building, the donation of another branch to a local municipality, the write-

off of leasehold improvements in a vacated leased office as well as the addition of five new branches.

The efficiency ratio, which measures noninterest expense to noninterest income, excluding security gains, plus net interest income on a fully taxable equivalent basis, was 42 percent and 43 percent,

respectively for the nine-month periods ended September 30, 2005 and September 30, 2004.

Asset quality continues to be an important area of focus. Nonperforming assets totaled $10.3 million or

0.33 percent of total assets at September 30, 2005 as compared to $6.9 million or 0.22 percent at June

30, 2005 and $8.4 million or 0.28 percent at December 31, 2004. Net loan charge-offs for the first nine months of 2005 were $0.7 million or 0.04 percent of average loans on an annualized basis compared to

$4.3 million or 0.26 percent for the first nine months of 2004.

The allowance for loan losses at September 30, 2005 was $36.1 million or 1.50 percent of total loans as compared to $34.3 million or 1.50 percent at December 31, 2004. In the third quarter of 2005, S&T recorded a provision of $3.0 million as compared to a provision of $1.5 million in the third quarter of

2004. For the nine months ended September 30, 2005, the provision for loan losses was $3.5 million as compared to $4.9 million for the nine months ended September 30, 2004. The provision is based upon management's detailed quarterly analysis of the adequacy of the allowance for loan losses. The increased provision expense in the third quarter of 2005 was primarily due to an impairment on a single commercial credit.

Miller added, "We continue to be very aggressive in dealing with potential problem loans. This is especially important since our commercial lending niche continues to be a high growth component of our relationship banking strategy."

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.28 per share on

September 19, 2005 which is payable on October 25, 2005 to shareholders of record as of

September 30, 2005. This dividend represents a 4 percent increase over the $0.27 per share quarterly dividend declared a year ago and a 3 percent projected annual yield utilizing the September 30, 2005 closing market price of $37.80. The S&T Bancorp, Inc. Board of Directors also authorized a stock buyback program for 2005 of up to one million shares, or approximately 4 percent of shares outstanding.

During 2005, S&T has repurchased 522,500 shares under this program at an average cost of $35.02 per share.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 50 offices within Allegheny, Armstrong,

Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.1 billion, S&T Bancorp stock trades on the NASDAQ National Market System under the symbol

STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements.

Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for

S&T Bancorp, Inc. and subsidiaries.